EXHIBIT 4.3







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         Exhibit 4.3 is not filed herewith since it is  substantially  identical in all material respects with the document filed as Exhibit 4.2. The following list sets forth the material details in which the document described as Exhibit
4.3 differs from the document filed as Exhibit 4.2:

         1. The Fee Owner is Apple Suites REIT Limited Partnership and the Lessee is Apple Suites Services Limited Partnership.

         2.  Schedule A is as set forth on the following page.


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                                   SCHEDULE A
                                (Dallas-Addison)


Being Lot 1, Addison Oaks Addition, an Addition to the Town of Addison, Dallas County, Texas, according to the plat thereof recorded in Volume 89166, Page 1974, Map Records, Dallas County, Texas